                                                                    EXHIBIT 2.10

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of June 30, 2003, by and among the remaining partner of Foxrun Apartments, a Pennsylvania general partnership, being NORMAN WOLGIN, SIDNEY WOLGIN and WILLIAM WOLGIN in the respective proportion of their interest in the Partnership (as hereinafter defined) (collectively, "Buyer"), and PR FOX RUN, L.P., a Pennsylvania limited partnership ("Seller" or "PR FOX RUN").

                                   BACKGROUND

         Seller owns a fifty percent (50%) general partnership interest (the "Partnership Interests") in Foxrun Apartments, a Pennsylvania general partnership (the "Partnership"). Buyer owns the remaining fifty percent (50%) general partnership interest in the Partnership. The Partnership was formed pursuant to that certain Partnership Agreement Foxrun Apartments, dated May 29, 1969, by and between Jack L. Wolgin, Sidney Wolgin, William Wolgin and Norman Wolgin, co-partners trading as Wolpart ("Wolpart"), and Nathan Alexander, Lloyd
R. Bechtel, Martin G. Bergman, Sylvan M. Cohen, Samuel J. Korman, Morris A. Kravitz, Marvin Orleans, Raymond G. Perleman, David H. Solms and Jack L. Wolgin, as Trustees under Trust Indenture designated as Pennsylvania Real Estate Investment Trust ("PREIT"), as amended by First Amendment to Foxrun Apartments Partnership Agreement, dated November 1, 1970, between PREIT and Wolpart; Second Amendment to Foxrun Apartments Partnership Agreement, dated March 22, 1971, between PREIT and Wolpart; Assignment of Partnership Interest Acceptance of Assignment and Agreement to be Bound, dated as of September 30, 1997, by and between PREIT and PR FOX RUN; Third Amendment to Fox Run Apartments Partnership Agreement, dated April 29, 1999; and Fourth Amendment to Foxrun Apartments Partnership Agreement dated May __, 1999 be and between Buyer and PR FOX RUN (together, the "Partnership Agreement"). The Partnership Agreement is hereby incorporated herein by this reference. All defined terms in the Partnership Agreement shall, unless otherwise expressly provided herein, have the same meanings in this Agreement as are ascribed to them in the Partnership Agreement.

         The Partnership owns that certain apartment complex more commonly known as Fox Run Apartments, located in Warminster, Pennsylvania (the "Project"). The Project is encumbered by a first mortgage loan (the "Mortgage Loan") from Green Park Financial Limited Partnership, as assigned to Fannie Mae ("Lender") pursuant to loan documents (the "Loan Documents") listed on Exhibit "A" hereto. The unpaid principal balance of the Mortgage Loan as of June 1, 2003 will be $5,338,208.

         Buyer desires to buy the Partnership Interests and Seller desires to sell the Partnership Interests to Buyer and withdraw from the Partnership, all on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale and Purchase of Partnership Interests. Upon the terms and subject to the conditions set forth in this Agreement, upon closing under this Agreement (the "Closing"), Seller will sell, assign, transfer and convey the Partnership Interests to Buyer without recourse, representation or warranty of any kind except as expressly set forth in this Agreement and in the instruments of conveyance and withdraw as a partner, and Buyer will assume, purchase and acquire the Partnership Interests from Seller. The Partnership shall continue the partnership business under its existing name without winding up its affairs.

         2. Payment of Purchase Price. The purchase price for the Partnership Interests (the "Purchase Price") shall be Five Million Nineteen Thousand One Hundred Four Dollars ($5,019,104), and shall be paid as follows:

            (a) Deposit. Two Hundred Eight Thousand Three Hundred Twenty Dollars ($208,320) upon the execution of this Agreement (and as a condition precedent to the effectiveness of this Agreement) by bank wire transfer of immediately available funds to Seller to the account listed below:

                               Bank: First Union
                               Location: Philadelphia
                               ABA: 031 201 467
                               Account: 201419720248
                               Title: PREIT Associates, LP
                               With Instructions to Notify:
                                 Helen Davis, Cash Management at (215)875-0728

         All such funds will be referred to herein as the "Deposit". The Deposit shall, at Closing, be applied against the Purchase Price. The Deposit shall be non-refundable except as expressly provided in this Agreement.

            (b) Mortgage Loan. At Closing, Buyer will be credited against the Purchase Price for the Partnership Interests, an amount equal to fifty percent (50%) of the then principal balance of the Mortgage Loan.

            (c) Balance of Purchase Price. The balance of the Purchase Price, subject to adjustments, shall be paid to Seller at Closing by wire transfer of immediately available funds.

         3. Apportionments. Apportionments required hereunder shall be prorated as of 11:59 p.m. on the day prior to the Closing Date.

            (a) Transfer Taxes. If any realty transfer taxes are due in connection with the transactions contemplated hereby, each party shall be responsible for one-half (1/2) thereof.

            (b) Mortgage Loan. Interest on the Mortgage Loan will be apportioned in accordance with the method by which interest is calculated under the Mortgage Loan, e.g., if interest is payable on the related mortgage loan on the basis of twelve, 30 day months, it shall be apportioned between Buyer and Seller on such basis. Seller shall be credited for one-half of any deposits (other than security deposits), escrows or reserves required to be maintained by Lender (as hereinafter defined) under the Mortgage Loan.

            (c) Rents. All collected rents and other payments from tenants under the leases with respect to the Project (the "Leases") shall be prorated between Seller and Buyer. Seller shall be entitled to fifty percent (50%) of all rents, charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Rents and expense escalations or other reimbursements due Partnership, as landlord under the Leases, not collected as of the Closing Date shall not be prorated at the time of Closing, but for a period of ninety (90) days after the Closing Date the Partnership shall make a good faith effort to collect the same on Seller's behalf and to tender Seller fifty percent (50%) of any amounts collected (and attributable to the period of time up to but not including the Closing Date) upon receipt (which obligation shall survive the Closing).

            (d) Operating Expenses. Operating Expenses of the Project shall be prorated between Buyer and Seller, with Seller being responsible for fifty percent (50%) of accrued and unpaid liabilities and being credited for fifty percent (50%) of all prepaid expenses attributable to the period of time up to but not including the Closing Date.

            (e) Taxes. Real estate and personal property taxes shall be prorated for the calendar year or fiscal year, as the case may be, for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year or fiscal year, as the case may be, with Seller and Buyer each being responsible for one-half of that portion of such calendar or fiscal year occurring prior to midnight of the day prior to the Closing Date and Buyer being responsible for that portion of such calendar or fiscal year occurring on and after the Closing Date. All prorations shall be based upon the actual tax assessed. If the real estate and/or personal property tax rate and assessments have not been set for the calendar or fiscal year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar or fiscal year, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes paid for the calendar or fiscal year in which the Closing occurs differ from the amounts used at Closing in accordance with the provisions of Section 3(g). Seller and Buyer shall each be responsible for one-half of all installments of special assessments due and payable prior to the Closing Date and Buyer shall be responsible for all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been finally assessed (even if Seller shall have received notice that such an assessment is contemplated) or which relate to projects that have not been completed on the Closing Date.

            (f) Lender Costs. Buyer shall pay all costs and expenses imposed by Lender, including processing fees and Lender's legal fees, relating to any of the transfer of partnership interest.

            (g) Other Adjustments. Adjustments pursuant to Closing under this Agreement shall not include security deposits, if any, held by the Partnership under the Leases (which will continue to be held by the Partnership) but shall include, inter alia, credits to Seller for fifty percent (50%) of bank balances held by the Partnership (except to the extent such bank balances include items, such as current rents or the like that are adjusted between the parties in accordance with this Agreement), utility and other deposits posted by the Partnership, any reserves held by the Lender and revenue from other sources other than the Leases (such as laundry room vending contracts) which have already been apportioned.

            (h) Delayed Adjustments. If at any time following the Closing Date, any adjustment under any subsection of this Section 3 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within ninety (90) days after the Closing Date for all adjustments other than of adjustments of taxes. With respect to taxes, proof must be delivered to the party from whom payment is requested within one (1) year after the Closing Date. The provisions of this
Section 3(h) shall survive the Closing.

            (i) Attorney's Fees. Buyer and Seller shall each be responsible for paying the fees and expenses of their own attorneys, consultants and other professionals in connection with this transaction.

         4. Closing. Closing under this Agreement shall occur no later than 2:00 p.m. on the date which is in no event later than ninety (90) days from the date hereof; provided however, Buyer shall use all best efforts to enable Closing hereunder to occur on or prior to August 1, 2003 (as applicable, the "Closing Date"). If such date is not a business day in Pennsylvania, the Closing Date shall be the next following business day. Closing shall occur by delivery of all necessary documents by mail, fax or courier service to the offices of Drinker Biddle & Reath LLP, 18th and Cherry Streets, One Logan Square, Philadelphia, Pennsylvania 19103 and payment of the balance of the Purchase Price by wire transfer of immediately available funds to such account as specified in Section 2(a) hereof. Time is of the essence with respect to Closing. Failure to deliver such documents on the Closing Date and/or failure to pay the balance of the Purchase Price payable hereunder shall constitute a default hereunder.

         5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall survive Closing:

            (a) Organization and Good Standing of Seller. Seller is a limited partnership company duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania

            (b) Due Authorization and Enforceability. Seller has full power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            (c) No Broker. Seller has dealt with no broker, finder or other intermediary to whom any fee or commission would be due in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify Buyer and its successors and assigns against and shall hold them harmless from any and all claims, damages, costs or expenses of or for such fees and commissions arising out of an inaccuracy of this representation and warranty, and shall pay all costs of defending any action or lawsuit (including, without limitation, the costs of defending and/or bringing appeals to judgments pertaining thereto) brought to recover any such fees or commissions by third parties, including, without limitation, reasonable attorney's fees and expenses. This indemnity shall survive Closing.

            (d) No Encumbrance; Ownership of Partnership Interests. Seller has not pledged, assigned, transferred or otherwise encumbered the Partnership Interests, and Seller owns the Partnership Interests free and clear of any liens, claims or encumbrances.

            (e) Assignment of Partnership Interests. The Assignment and Assumption of the Partnership Interests (as hereinafter defined) to be executed by Seller at Closing shall be sufficient to convey all of the interests of Seller in the Partnership.

         6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows which representations and warranties shall survive
Closing:

            (a) Sui Juris. Each of Buyer is an individual, of sound mind and body.

            (b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against each of Buyer in accordance with its terms.

            (c) No Broker. Buyer has dealt with no broker, finder or other intermediary to whom any fee or commission would be due in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify Seller and its successors and assigns against and shall hold them harmless from any and all claims, damages, costs or expenses of or for such fees and commissions arising out of an inaccuracy of this representation and warranty, and shall pay all costs of defending any action or lawsuit (including, without limitation, the costs of defending and/or bringing appeals to judgments pertaining thereto) brought to recover any such fees or commissions by third parties, including, without limitation, reasonable attorney's fees and expenses. This indemnity shall survive Closing.

         7. Covenants.

            (a) Existing Mortgage Loan. Buyer will provide such information to Lender as is required by the Loan Documents to permit the transaction contemplated hereby to close without the consent of Lender and will request the release by Lender of Seller and its affiliates from all liability under the Loan Documents, in form and substance acceptable to Seller in its sole discretion, but such release will not be a condition to Closing. In the event that Lender does not execute a release in form and substance acceptable to Seller, Buyer, jointly and severally, shall, and hereby does, indemnify and hold Seller and its affiliates harmless from and against all liabilities under the Loan Documents arising from and after Closing. This indemnity shall survive Closing.

            (b) Satisfaction of Conditions. Without limiting the generality or effect of any other provision hereof, prior to the Closing, subject to the cost allocation as provide in Section 3 above, each of the parties hereto will use their best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party prior to the consummation of the transactions contemplated hereby, including, without limitation, causing all of their respective representations and warranties to remain true and correct.

         8. Operations Prior to Closing. From and after the date hereof through the Closing Date, the Project shall be operated and managed in the same manner as it has been operated by the Partnership prior to the date of this Agreement; provided however except as shall be required to be made in the event an emergency, capital expenditures and capital improvements shall not be made with respect to the Project from and after the date hereof through the Closing Date, except and to the extent currently included in the Partnership's 2003 operating and capital budget, a copy of which is attached hereto as Exhibit "B" and made a part hereof.

         9. Conditions Precedent to Closing.

            (a) Conditions Precedent to Obligations of Buyer. Buyer's obligations under this Agreement to complete Closing shall be subject to the fulfillment on or as of Closing of each of the following conditions, it being understood that Buyer may, in its sole discretion, waive any or all of such conditions in whole or in part:

                (i) Accuracy of Representations. All representations and warranties of Seller contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effect.

                (ii) Covenants. Seller shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by Seller at or prior to Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effect.

                (iii) Will-O-Hill Apartments. Closing shall have occurred concurrently on the sale by affiliates of Seller of all of its partnership interests in Will-O-Hill Apartments to affiliates of Buyer.

            (b) Conditions Precedent to Obligations of Seller. Seller's obligations under this Agreement to complete Closing shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

                (i) Accuracy of Representations. All representations and warranties of Buyer contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effect.

                (ii) Covenants. Buyer shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by it at or prior to Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effect.

         10. Deliveries at Closing.

            (a) Seller shall deliver to Buyer at Closing the following:

                (i) The Assignment and Assumption of Partnership Interests, in the form attached hereto as Exhibit "C", dated the Closing Date, duly executed by Seller ("Assignment and Assumption of Partnership Interests");

                (ii) All certificates required by this Agreement, including a FIRPTA Affidavit, as hereinafter provided;

                (iii) An amendment to the fictitious name registration, if any, withdrawing Seller therefrom.

            (b) Buyer shall deliver to Seller at Closing the following:

                (i) By bank wire transfer, the Purchase Price, adjusted as aforesaid, to the bank account specified in Section 2(a) hereof;

                (ii) All certificates required by this Agreement;

                (iii) The Assignment and Assumption of Partnership Interests, dated the Closing Date, duly executed by Buyer;

                (iv) An amendment to the fictitious name registration, if any, withdrawing Seller therefrom.

         11. Default.

            (a) If (A) Seller fails to complete Closing in accordance with the terms of this Agreement, or (B) Seller has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from Buyer to Seller specifying such default, then Buyer, as its sole remedies shall either (i) seek specific performance of Seller's obligations under this Agreement or (ii) terminate this Agreement by written notice to Seller, in which latter event the Deposit shall be returned to Buyer, this Agreement shall become null and void and, thereafter, neither party shall have any further rights, liabilities or obligations hereunder except as otherwise expressly provided herein.

            (b) If (A) Buyer fails to complete Closing in accordance with the terms of this Agreement, or (B) Buyer has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from Seller to Buyer specifying such default, then Seller shall have the right to terminate this Agreement and retain the Deposit as liquidated and agreed damages and/or seek any remedy at law or in equity.

         12. "AS-IS".

            (a) THE PROJECT OWNED BY THE PARTNERSHIP SHALL, AT CLOSING, BE IN ITS "AS-IS" CONDITION AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY SELLER. BUYER ACKNOWLEDGES THAT SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, AS TO THE PROJECT. BUYER FURTHER ACKNOWLEDGES IT HAS COMPLETED AND CONDUCTED ANY AND ALL INVESTIGATIONS AND INQUIRIES AS BUYER DEEMS NECESSARY OR APPROPRIATE TO EVALUATE THE PURCHASE OF THE PARTNERSHIP INTERESTS.

            (b) EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER, HEREBY FULLY RELEASES SELLER AND ITS RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES, CONTRACTORS, AGENTS, SUBSIDIARIES, SHAREHOLDERS, PARENTS AND AFFILIATES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "INDEMNITIES") FROM ANY AND ALL CLAIMS THAT THEY MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY OF THE INDEMNITIES FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONDITIONS OF THE PROJECT, INCLUDING BUT NOT LIMITED TO, ITS ENVIRONMENTAL CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING BUT NOT LIMITED TO, THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THIS COVENANT RELEASING SELLER SHALL BE A COVENANT RUNNING WITH THE LAND AND SHALL BE BINDING UPON BUYER AND THE RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS OF BUYER.

            (c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ACCEPTANCE BY BUYER OF THE ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS AND THE OTHER DELIVERIES REQUIRED OF SELLER SHALL BE DEEMED TO BE A FULL PERFORMANCE BY SELLER OF, AND SHALL DISCHARGE SELLER FROM, ALL OBLIGATIONS HEREUNDER; AND SELLER SHALL HAVE NO LIABILITY THEREAFTER TO BUYER, OR TO ANY OTHER PERSON, FIRM, CORPORATION OR PUBLIC BODY WITH RESPECT TO THE PARTNERSHIP INTERESTS OR THE PROJECT.

         13. No Survival. Any and all representations and warranties contained in this Agreement or any exhibit attached hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, and all covenants and agreements contained in this Agreement, unless otherwise expressly provided herein, shall not survive Closing

         14. Access to Records; Tax Matters.

            (a) For a period of five (5) years subsequent to the Closing Date, Seller and Seller's Representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice, and shall have the right, at the requesting party's sole cost and expense, to make copies of such documents, books and records.

            (b) After Closing, Buyer shall cooperate with the Seller fully as and to the extent reasonably requested in connection with the filing of tax returns. Within fifteen (15) days after written request from Seller, Buyer shall deliver its partnership tax return and any other related standard tax filing in its possession or control to Seller, which returns and filings shall be subject to Section 15. The provisions of this Section 14(b) shall survive the Closing.

         15. Confidentiality.

            (a) Except as hereinafter provided, neither Seller nor Buyer will release or cause or permit to be released any press notices or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause to permit to be announced or disclosed in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party; provided, however if Buyer or Seller become legally obligated to disclose any confidential information or information other pertinent to the transaction contemplated hereby, each will give the non-disclosing party prompt and timely notice of such fact so that such party may obtain a protective order or other appropriate remedy concerning any such disclosure or waive compliance with the provisions of this Section 15. The disclosing party will cooperate fully with the non-disclosing party in connection with its efforts to obtain a protective order or other appropriate remedy. In the event the non-disclosing party is unable to obtain a protective order or other appropriate remedy with respect to the confidential information, the disclosing party shall have nevertheless used its best efforts to have the confidential information so required to be disclosed treated confidentially; provided, further, notwithstanding anything herein to the contrary, Seller shall have the right to make any disclosure (including public announcements) which Seller reasonably believes (following consultation with its counsel) is required by law or applicable rules of any securities exchange.

            (b) The provisions of this Section 15 shall survive Closing or earlier termination of this Agreement.

         16. FIRPTA. Seller represents that Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code. At Closing, Seller shall deliver to Buyer a Foreign Investors Real Property Tax Act Certification and Affidavit in form and substance reasonably acceptable to the parties.

         17. Assignment. Neither Seller nor Buyer may assign, delegate or otherwise transfer any right or obligation under this Agreement, except that Buyer may assign its rights hereunder to an affiliate of Buyer or a partner in Buyer.

         18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, or by reputable overnight courier service, fees prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

                  If to Buyer, to:      c/o Waverly Management, Inc.
                                        Suite 1200
                                        615 Chestnut Street
                                        Philadelphia, Pennsylvania 19106
                                        Attention: Norman Wolgin

                  Copy to:              Wiener and Wiener LLP
                                        Suite 400 - Commonwealth Building
                                        512 Hamilton Street
                                        Allentown, Pennsylvania 18101
                                        Attention:  Stephen W. Wiener, Esquire

                  If to Seller, to:     c/o PREIT SERVICES, LLC
                                        The Bellevue, Third Floor
                                        200 South Broad Street
                                        Philadelphia, Pennsylvania 19102
                                        Attn: Jeffrey A. Linn

                  With a copy to        PREIT Services, LLC
                                        The Bellevue, Third Floor
                                        200 South Broad Street
                                        Philadelphia, Pennsylvania 19102
                                        Attention: Bruce Goldman, Esquire

                  With a copy to:       Drinker Biddle & Reath LLP
                                        One Logan Square
                                        18th and Cherry Streets
                                        Philadelphia, Pennsylvania  19103
                                        Attn:  Clifford H. Swain, Esq.

         19. Successors and Assigns. This Agreement, and all rights and powers granted thereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         21. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         23. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         24. Amendment and Waiver. This Agreement shall be amended only by written agreement of all parties hereto.

         25. Entire Agreement. This Agreement and the exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

         26. Time is of the Essence. Time is of the essence with respect to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                          BUYER:

                          Norman Wolgin
                          ------------------
                          Norman Wolgin


                          Sidney Wolgin
                          ------------------
                          Sidney Wolgin


                          William Wolgin
                          ------------------
                          William Wolgin


                          SELLER:

                          R FOX RUN, L.P. a Pennsylvania limited partnership

                              By: PR Fox Run Trust, its general partner

                              By:     Jonathan B. Weller
                                      ----------------------------------
                              Name:   Jonathan B. Weller
                              Title:  President